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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                          BiznessOnline.com, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                091791103
                     ----------------------------------
                              (CUSIP Number)

                 MAY 26, 2000 - AMENDMENT PURSUANT TO RULE 13d-2(b)
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 091791103                 13G                         Page 2 of 5
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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

             MARK E. MUNRO
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

                 NOT APPLICABLE
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     UNITED STATES
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,342,554
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,342,554
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                  1,342,554
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        /X/

MR. MUNRO'S WIFE ALSO OWNS 1,337,554 SHARES OF COMMON STOCK, AS TO WHICH
MR. MUNRO DISCLAIMS BENEFICIAL OWNERSHIP.
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     AS OF DECEMBER 31, 2000, 14.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

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CUSIP No. 091791103                 13G                         Page 3 of 5
-------------------------------------------------------------------------------
ITEM 1.

    (a)   Name of Issuer

          BiznessOnline.com, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          1720 ROUTE 34, P.O. BOX 1347, WALL, NEW JERSEY 07719
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing

          MARK E. MUNRO
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          C/O BiznessOnline.com, Inc., 1720 ROUTE 34,
          P.O. BOX 1347, WALL, NEW JERSEY 07719
          ---------------------------------------------------------------------
    (c)   Citizenship

          UNITED STATES
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          COMMON STOCK
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          091791-10-3
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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CUSIP No. 091791103                 13G                         Page 4 of 5
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                     NOT APPLICABLE

            If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

                     NOT APPLICABLE

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned: 1,342,554 shares

    ---------------------------------------------------------------------------

    (b) Percent of class: AS OF DECEMBER 31, 2000, 14.0%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote    1,342,554

              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote  0

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of  1,342,554

              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of       0

              -----------------------------------------------------------------

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE

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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

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ITEM 10. CERTIFICATION

         NOT APPLICABLE

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CUSIP No. 091791103                 13G                         Page 5 of 5
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 FEBRUARY 14, 2001
                                       ----------------------------------------
                                                         Date

                                             /s/ Mark E. Munro
                                       ----------------------------------------
                                                      Signature

                                                     MARK E. MUNRO
                                       ----------------------------------------
                                                      Name/Title


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).